LOAN AGREEMENT

This loan agreement (this "Agreement") is dated as of September 3, 1998, and is among Contran Corporation, a Delaware corporation ("Contran"), National City Lines, Inc. ("NCL"), a Delaware corporation, U.S. Bank National Association ("U.S. Bank"), and the Bank Group (as defined below).

                                    Recitals

         A. Contran, NCL, the Agent, and the Bank Group desire to enter into the Loan Documents under which the members of the Bank Group will severally make Advances to Contran aggregating no more than the Maximum Availability at any one time.

         B. The members of the Bank Group are prepared to severally make Advances and extend credit to Contran aggregating no more than the Maximum Availability at any one time under the terms and conditions of the Loan Documents.

                  NOW, THEREFORE, for value, it is agreed that:

I.       DEFINITIONS; CONSTRUCTION MATTERS.

A.   Definitions. As used in the Loan Documents:

         "Advance" means advances or extensions of credit made by the members of the Bank Group to Contran under the Loan Documents for the benefit of one or more members of the Contran Companies and the issuance of letters of credit under the Letter of Credit Subfacility;

         "Agent" means U.S. Bank or any successor or assignee when acting as the administrative agent for the Bank Group under the Loan Documents;

         "Allowed  Uses"  means the  general  corporate  purposes of the Contran
                  Companies including the purchase of margin stock;

         "Available" or "Availability"  means the difference between the Maximum
                  Availability and the outstanding balance of the Advances at the time that Availability is being determined;

         "Average Availability"   means  the  difference   between  the  Maximum
                  Availability and the average outstanding principal balance of the Advances during a Quarter;

         "Bank Group" means U.S. Bank and any banks hereafter added to this Agreement by modification agreement;

         "Bank Group Majority" initially means U.S. Bank. If other banks join the Bank Group following the date hereof, the term "Bank Group Majority" shall mean members of the Bank Group holding at least 51 percent of the total amount of Advances hereunder, but in any event not less than two banks;

         "Banking Day"  means a day when all  members of the Bank Group are open to the public at their main offices for carrying on substantially all of their banking activities (except for a Saturday, Sunday, or a bank holiday and, with respect to LIBOR Advances, a day upon which banks transact business on the London interbank market for Eurodollars;

         "Commitment Fee" means a fee, which is payable  quarterly in arrears as of the last Banking Day of each Quarter, equal to 37.5 basis points per annum (365/366 day year) multiplied by the difference between the Maximum Availability and the average outstanding principal balance of the advances and extensions of credit (excluding standby letters of credit) during the Quarter, on a prorated basis;

         "Contran Companies" means Contran and NCL and "Contran Company" means any one of the Contran Companies;

         "Credit Line" means the revolving lines of credit being severally extended by the members of the Bank Group to and for the benefit of the Contran Companies under the terms and conditions of the Loan Documents;

         "Default Rate" means the rate of interest that is otherwise applicable plus an additional 2% per annum;

         "Event of Default" means those events, occurrences, or other matters identified in Section VI of this Agreement, that, if they occur or exist, cause Contran to be in default under this Agreement;

         "Eurodollars" means U.S. dollars to be deposited in a bank or other financial institution located outside of the United States;

         "Expiry Date" means the date which is 364 days following the date of this Agreement, and any anniversary of such date as extended by mutual agreement of the Contran Companies and the Bank Group;

         "Guaranty" means the unconditional payment guaranty in the form satisfactory to the Bank Group to be issued to each member of the Bank Group by NCL contemporaneously with the execution of this Agreement;

         "Hazardous Material" or "Hazmat" means any waste, substance, mixture, pollutant or contaminant defined as hazardous, toxic or radioactive under any federal, state, or local statutory laws, regulations, or orders and includes, whether or not so defined, petroleum and natural gas products, polychlorinated biphenyls and asbestos-containing materials;

         "Interest Period" means as of the end of each calendar  month for Prime
                  Rate Advances and a period of 1 month, 2 months, 3 months or 6 months as selected by Contran for each LIBOR Advance, and, if any Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period will end on the next succeeding Banking Day unless such day falls in the next calendar month in which case that Interest Period will end on the last Banking Day in the immediately preceding calendar month;

         "Letter of Credit Fee" means a fee, which is payable quarterly in arrears as of the 10th Banking Day of each Quarter, equal to 1.75% per annum (360 day year) multiplied by the undrawn amount of outstanding letters of credit during the preceding Quarter, on a prorated basis.

         "Letter of Credit Subfacility" means the facility under which U.S. Bank will issue one or more standby letters of credit to third parties aggregating no more than $15,000,000 at any one time when Contran requests a letter of credit by executing a written application and reimbursement agreement in form satisfactory to U.S. Bank. All letters of credit will be subject to U.S. Bank's standard terms and conditions for letters of credit.

         "LIBOR"  means  the  London  interbank  offered  rate of  interest,  as determined and quoted by the Agent, for a deposit of Eurodollars in the amount of the Advance requested by Contran, rounded up to the nearest 1/16th of 1% and adjusted for any reserves, FDIC insurance premiums or other charges which would be payable by any member of the Bank Group in connection therewith;

         "LIBOR Advance" means an Advance to which the LIBOR applies;

         "LTV" means the percentage resulting from dividing the outstanding principal balance of the Advances on the date the LTV is being determined by the value of the Pledged Shares (as determined by multiplying the number of Pledged Shares (initially 6,000,000) by the published closing price for the stock on the preceding trading day, as published in the Wall Street Journal or, if the prices are not published, as reasonably determined by the Agent);

         "Loan Documents" means this Agreement, the Guaranties, the Notes, and the Security Documents, as originally executed and as hereafter extended and/or modified;

         "Maximum Availability"   means  $25,000,000  until  changed  by  mutual
                  agreement or reduced by Contran as provided in this Agreement;

         "NCL" means National City Lines, Inc., a Delaware corporation;

         "Note" means the note to be issued by Contran to the Bank Group in a form acceptable to the Bank Group;

         "Notice of Borrowing" means the notice of intention to borrow to be given by Contran to the Agent in a form acceptable to the Agent;

         "Obligations" means the debts and obligations of the Contran Companies to the Bank Group and the Agent under the Loan Documents, including repayment of the Advances;

         "Per annum" means, when referring to interest, the actual number of days elapsed in an Interest Period over a denominator of 360 days;

         "Percentage Interest" means the percentage interest of each member of the Bank Group determined by dividing its commitment by the Maximum Availability;

         "Pledged Securities" means initially the 6,000,000 shares of common stock that have been issued by Valhi and any investment securities that are pledged to the Bank Group under Section II.B.10 of this Agreement to secure payment and performance of the Obligations;

         "Prime Rate" means the rate of interest publicly-announced by the Agent from time to time as its prime rate of interest for Advances to commercial customers;

         "Prime Rate Advance" means an Advance to which the Prime Rate is applicable;

         "Prospective Default" means an Event of Default but for the giving of any required notice, the passage of any applicable grace or notice period, or both;

         "Quarter" means a calendar quarter;

         "Security Document"  means  the  securities   pledge  agreement  to  be
                  executed by the Contran Companies in a form acceptable to the Agent and the related stock powers and compliance forms, and any security agreement and financing statements that any Contran Company hereafter executes to secure performance of the Obligations; and

         "Valhi" means Valhi, Inc., a Delaware corporation.

B.   Additional References.

     1. Accounting Terms. Accounting terms which are not specifically defined in the Loan Documents will be defined or interpreted and all reporting practices will be performed, in accordance with generally accepted accounting principles ("GAAP") unless the Bank Group has given its prior written consent to a different accounting definition, interpretation or practice. Without thereby limiting the generality of the foregoing, all financial statements and calculations which are based on financial condition or results of operations as of specific dates or for specific periods (including compliance with financial covenants) will be calculated on a consolidated basis unless otherwise specified. Whenever any Loan Document calls for a payment to be made or an event to occur annually or quarterly, the reference is to
          Contran's fiscal year and fiscal quarter. The term "financial statements" means balance sheets and statements of income and cash flows prepared in reasonable detail, on a comparative basis, and in accordance with GAAP for the interim (quarterly) accounting periods and balance sheets and statements of income, cash flows, and equity, and related footnotes, for the annual accounting periods.

     2. Legal Terms. The definitions and substantive terms of the Uniform Commercial Code, the Uniform Fraudulent Transfer Act, and the Bankruptcy Code will be used as additional aids to construction of the Loan Documents before resort to any other source. The word "execute" means to subscribe and deliver a document. The term "investment security" means the obligation of an issuer, or a share, participation, or other interest in an issuer or in property or an enterprise of an issuer, and any related certificate and entitlement, including a warrant, dividend, or other distribution in respect thereof.

     3. Date/Time. Whenever a date or time is specified in the Loan Documents, it means such date or time in Portland, Oregon.

     4. Schedules/Exhibits. The schedules and exhibits, if any, that are attached to this Agreement incorporated into this Agreement by this reference.

     5. Gender; Number. The Loan Documents are intended to be gender neutral and the neuter pronoun can refer not only to an organization but also to an individual. Use of the singular can include the plural and vice versa. Where the singular refers to several persons, the liability of such persons is joint and several.

     6. Conflicts. The terms and conditions of the Loan Documents are intended to complement and supplement each other and are to be construed so as to be consistent and complimentary. In the event that a conflict of terms cannot be reconciled, the terms and conditions of this Agreement will govern over any conflicting terms or conditions in any other Loan Document.

     7. Captions. Captions and headings are merely for convenience and substantively are not a part of the Loan Documents.

     8. Governing Law. Construction, performance, and enforcement of the Loan Documents will be governed by the substantive provisions (i.e., without regard to the rules for conflict of laws) of Oregon law, but if the Bank Group has greater rights or remedies under federal law, then such rights and remedies under federal law also will be available to the Bank.

     9. Complete Agreement. The Loan Documents are the complete, final, and exclusive agreement of the parties. No term or condition can or will be explained, supplemented, waived, or modified by conduct or oral agreement either before, at, or after signing and delivery of the Loan Documents.

II.  THE LINE OF CREDIT.

A.   Advances.

     1. Commitment. Upon satisfaction of the conditions precedent by the Contran
          Companies or waiver thereof by the Bank Group, each member of the Bank Group severally promises and agrees (commits) to make Advances and/or extend credit (all such Advances and/or extensions of credit at substantially the same time being an "Advance") to the Contran Companies for the Allowed Uses until the Expiry Date as long as at the time of such Advance (a) No Event of Default or Prospective Default exists under the Loan Documents, (b) the aggregate principal amount of all outstanding Advances and the requested Advance does not exceed the Maximum Availability, and (c) the LTV after such Advance will not exceed 40%.

     2. Revolving Nature. The commitments of the Bank Group are revolving in nature so the Contran Companies may borrow and repay at any time and from time to time without penalty or premium (except for breakage charges collectible in connection with full or partial prepayment of LIBOR Advances) subject to the terms and conditions of the Loan Documents. LIBOR Advances mature and must be repaid or renewed at a new LIBOR or at the Prime Rate at the end of the Interest Period applicable thereto. Prime Rate Advances mature and must be repaid on the Expiry Date.

     3. Notice of Borrowing. In order to borrow (obtain a LIBOR Advance or a Prime Rate Advance), convert a Prime Rate Advance to a LIBOR Advance or vice versa, or replace a LIBOR Advance with another new LIBOR Advance at the end of an Interest Period, Contran must submit a Notice of Borrowing to the Agent through an authorized representative (a) not later than 10 a.m. on the date of any requested Prime Rate Advance and
          (b) not later than 9 a.m. on the third Banking Day before the effective date of a LIBOR Advance, unless the Advance is requested orally and the Agent grants the request, in which case either the Advance will be repaid or a Notice of Borrowing will be submitted to the Agent in writing within 48 hours following the oral request (including any breakage charge related thereto).

          The Notice of Borrowing will specify the date when the Advance is to be funded, converted, or renewed, the amount thereof, the applicable interest rate and, if the LIBOR has been selected, the Interest Period. Each Notice of Borrowing and oral request will be irrevocable and the Agent and the Bank Group will be entitled to procure funds in reliance on such Notice of Borrowing and oral request; provided, however, that Contran may withdraw any Notice of Borrowing at any time prior to the funding of such Advance as long as Contran pays all reasonable direct costs and expenses (including breakage charges) incurred by any member(s) of the Bank Group in reliance on such Notice of Borrowing. No LIBOR Interest Period may be selected that extends beyond the Expiry Date. The Prime Rate will be applicable to each Advance unless Contran has properly selected the LIBOR.

     4. Disbursement of Proceeds. All Advances will be funded by wiring the proceeds thereof into Contran's general corporate checking account.

     5. Interest Rates. The rates of interest payable by Contran will be (a) the Prime Rate on each Prime Rate Advance and (b) if selected by Contran, the LIBOR plus a margin of 1.75% (175 basis points) per annum on each LIBOR Advance in the minimum amount of $1,000,000 and increments of $500,000 in excess of the minimum amount.

     6. Principal Repayment. Contran will repay the Advances on or before the Expiry Date.

B.   General Matters.

     1. Medium. All Advances will be made by, and all payments will be made to, the Bank Group in immediately available U.S. dollars.

     2. Interest Payments. Interest on Prime Rate Advances is due monthly in arrears. Interest on LIBOR Advances is due in arrears at the end of the Interest Period and, in the event of any 6-month LIBOR Interest Period, at the end of the first 90 days of the Interest Period.

     3. Payments. Any payment received by the Agent after noon will be deemed to have been made on the next following Banking Day and interest will accrue to that day. In the event that the date specified for payment is not a Banking Day, then interest will accrue to and the payment will be made on the next following Banking Day; provided, however, that if the next Banking Day following the end of an Interest Period for a LIBOR Advance is in the following calendar month, then payment or renewal of the LIBOR Advance will be due on the last Banking Day which precedes the end of that Interest Period. All payments will be applied, to the extent amounts are due, first to costs (including breakage charges), then to fees, then to accrued interest, and finally to principal.

     4. Breakage Charge. Contran may prepay a LIBOR Advance only upon three days' advance written notice and upon payment of the breakage charge specified in the Note.

     5. Terminating LIBOR. The Bank Group is offering the LIBOR to Contran on the assumption that there will continue to be an active interbank market in Eurodollars. If that market ceases to exist or if it otherwise becomes illegal or impractical for any member of the Bank Group to fund an Advance with reference to this source of funds, then the Bank Group member(s) so affected will give notice of such illegality or impracticality to Contran and any future loan from those members of the Bank Group will be at the Prime Rate.

     6. Increased Costs. If any member of the Bank Group is required to increase its reserves, insurance premiums, or regulatory capital or to pay additional taxes (other than income taxes) in order to make Advances to Contran because of the future enactment, promulgation, or amendment of any statute, regulation, or order by a government or governmental subdivision or agency, then Contran will reimburse such member(s) of the Bank Group on demand for all such increased costs as estimated in writing with reasonable particularity by such member.

     7. Notes; Promise of Repayment. Contran promises and agrees to issue a note to each member of the Bank Group in the amount of such member's commitment and to repay all Advances, plus interest, fees, costs and expenses, to the order of each member of the Bank Group in accordance with such member's Percentage Interest.

     8. Guaranty; Promise of Repayment. NCL promises and agrees to issue the Guaranty to each member of the Bank Group and to repay each Bank Group member's Percentage Interest of all Advances, plus interest, fees, costs and expenses, to such member's order in accordance with the terms hereof and of the note.

     9. Nature of Liability. Contran and NCL are jointly, severally, and primarily liable for performance of the Obligations.

     10. Maintenance of Loan-to-Value Ratio: Mandatory Prepayment or Pledge of Additional Pledged Securities. If the outstanding principal balance of the Advances at any time results in an LTV of more than 40%, the Contran Companies immediately will either (a) make a prepayment of principal so as to reduce the LTV to 40% or less and/or (b) pledge additional investment securities in quality and quantity reasonably acceptable to the Bank Group so as to reduce the LTV to 40% or less. For the purposes of this paragraph, the Bank Group acknowledges and agrees that the Contran Companies always may pledge additional shares of Valhi common stock owned by a Contran Company in order to meet the LTV requirement. Prepayments required under this section will be applied first to Prime Rate Advances, because such Advances may be prepaid without payment of the breakage charge, and then to LIBOR Advances in an order which first pays the LIBOR Advance(s) with the shortest remaining time until maturity, then the next shortest period, etc. If additional investment securities are pledged and the value of the pledged securities later increases, the Agent will, upon the written request of the Contran Companies, return to the Contran Companies any of the additional pledged securities (including the Valhi shares pledged initially) which are not then necessary to maintain the LTV at 40% or less.

     11. Waiver; Forbearance. Each Contran Company waives acceptance, presentment (including notice of dishonor) and all claims, offsets, defenses, and counterclaims based on suretyship or impairment of collateral. Without limiting the foregoing, each Contran Company consents to extension of due dates, material modifications, and impairment of contribution rights and the value of interests in collateral without prior notice or demand.

C.   Letters of Credit.

     1. Commitment. Upon the written application of Contran and such terms and conditions as U.S. Bank may reasonably require, U.S. Bank will issue, until 30 days prior to the Expiry Date, standby letters of credit to beneficiaries designated by Contran for terms that expire no later than the Expiry Date. Contran will pay all Letter of Credit Fees associated with issuance of the letters of credit and the administrative charges normally charged by U.S. Bank in connection with such letters of credit and drawings thereon.

     2. Participation. Each member of the Bank Group will participate, in accordance with its Percentage Interest, in U.S. Bank's risks and obligations under such letters of credit and in Contran's obligations for immediate reimbursement of the amount of any drawings made by the beneficiaries (which includes successors and transferees) under any letter of credit. This participation will be as a primary obligor to U.S. Bank and not as a surety for Contran. Each of the members of the Bank Group will pay to U.S. Bank such lender's Percentage Interest of any drawing made under any letter of credit within 24 hours of receipt of notice from U.S. Bank of such drawing regardless of the existence of an Event of Default or Prospective Default, or any offset, defense, or counterclaim of Contran.

     3. Reduction in Availability. Upon issuance of a letter of credit under this subfacility, the amount of Availability will be reduced in an equivalent amount, but no interest or fees (except U.S. Bank's normal issuance and usage fees and charges and the letter of credit fees) will be payable on such amount until a drawing is made on such letter of credit.

     4. Reimbursement. Contran promises and agrees to immediately reimburse U.S. Bank for the amount of any drawing made by any beneficiary under any letter of credit issued by U.S. Bank upon the application hereunder of Contran without offset, defense, or counterclaim against U.S. Bank other than payment resulting from gross negligence of U.S. Bank and without regard to any claims, offsets, defenses, or counterclaims that Contran has or may claim to have against its liability to the beneficiary of such letter of credit. If not reimbursed on the same Banking Day and if Contran is not then insolvent or the subject of any insolvency proceeding, the amount so paid by U.S. Bank will be deemed to be an Advance under the Credit Line in that amount to Contran as of the date when the draw is paid and will bear interest at the Prime Rate until repaid or renewed as a LIBOR loan.

III.     CONDITIONS PRECEDENT.

A. Conditions to First Borrowing. The following are conditions precedent which must be satisfied by the Contran Companies or waived by the Bank Group Majority prior to the first Advance:

     1. Loan Documents. Contran has duly executed (signed, acknowledged where appropriate, and delivered) the Loan Documents;

     2. Guaranties. NCL has executed the Guaranty and the Contran Companies have executed the Security Documents;

     3. Corporate Documents. Each Contran Company has delivered certified true copies of currently effective (a) articles of incorporation, bylaws, and similar governance documents (its "organization documents"), (b) resolutions of its board of directors authorizing it to execute each of the Loan Documents to which such organization is a party and to perform the Obligations, and specifying the representative(s) who will execute the Loan Documents on its behalf (and, for Contran, who may request Advances) (its "borrowing resolutions"), and (c) an incumbency certificate executed by its corporate secretary containing specimen signatures of the representatives who will execute the Loan Documents and, in the case of Contran, request Advances (its "incumbency certificate");

     4. Representations and Warranties. The representations and warranties made by the Contran Companies in the Loan Documents are true, complete and correct in all material respects as of the date upon which the Loan Documents are executed and the date upon which the first loan is requested and a duly authorized representative of each Contran Company has executed a certificate dated as of the date of the first Advance certifying the continued accuracy and completeness of the representations and warranties;

     5. Legal Opinion. Contran's general counsel has rendered an opinion to the Bank Group opining that as of the date of the Loan Documents (a) each Contran Company is a validly existing Delaware corporation, (b) each Contran Company has been duly authorized to execute each of the Loan Documents to which such organization is a party and to perform the Obligations, (c) each of the Loan Documents is the legally valid and binding obligation of each Contran Company who is a party thereto and is enforceable in accordance with its terms except as enforcement may be limited by insolvency or other similar laws affecting the rights and remedies of creditors generally, general principles of equity, whether applied by a court of law or equity, and other generally applicable rules of law, and (d) the Security Documents are a form sufficient to create a lien on or security interest in all right, title, and interest of the Contran Companies in the Pledged Securities;

     6. Perfection. The Contran Companies have delivered to the Agent possession of the certificates evidencing the investments securities which are part of the Pledged Securities with stock powers signed in blank and related compliance certificates and the Agent has perfected its security interest of the Bank Group in any other types or items of the collateral;

     7. Legal Matters. All matters pertaining to the Loan Documents and the Advances are reasonably satisfactory to the Agent and the Agent has received all certificates, insurance policies and documents that it reasonably requires to establish compliance with the terms and conditions of the Loan Documents.

B. Subsequent Advances. The following are conditions precedent which must be satisfied by Contran or waived by the Bank Group prior to any Advance subsequent to the first Advance:

     1. No default. No Event of Default or Prospective Default exists on the date of such Advance after giving effect to such Advance;

     2. Representations and Warranties. The representations and warranties made by the Contran Companies in the Loan Documents continue to be true, complete and correct in all material respects; and

     3. LTV Compliance. After giving effect to the requested Advance, the LTV will be 40% or less.

IV.      REPRESENTATIONS AND WARRANTIES.

A.   Representations  and  Warranties.   Each  Contran  Company  represents  and
     warrants to the Bank Group that:

     1. Corporate Organization. Each Contran Company is a Delaware corporation which is duly organized and is duly qualified to transact business in all other states and countries where the failure to be so qualified would have a material adverse impact on its business operations or ownership of property;

     2. Authorization. Each Contran Company has been duly authorized to execute each of the Loan Documents to which such organization is a party and to perform the Obligations;

     3.   Due  Execution  and  Delivery.   Each  Loan  Document  to  which  such
          organization is a party has been duly executed by a representative of such organization who has been duly authorized to perform such acts;

     4. Legally Binding Documents. Each Loan Document is the legally valid and binding obligation of each Contran Company who is a party to such document and is enforceable against such organization in accordance with its terms except as such enforcement may be limited by insolvency or other similar laws affecting the rights and remedies of creditors generally, general principles of equity whether applied by a court of law or equity, and generally applicable rules of law;

     5. Accurate Financial Statements. The annual and interim financial statements of the Contran Companies furnished to the Bank Group present fairly the financial position of such Contran Companies as of the date of such financial statements and the results of the operations and changes in financial position for the annual and interim periods then ending /1/;

     6. No Violations. Neither the execution of the Loan Documents nor the performance of the Obligations by the Contran Companies is prohibited by or will subject any Contran Company to any fine, penalty or similar sanction under, any statute, regulation, or order applicable to such organization;

     7. No Proceedings. There are no civil, criminal, or administrative proceedings now pending or overtly threatened in writing against any Contran Company which has not been disclosed in the audited financial statements which have been provided to the Bank or separately in writing and which, if adversely determined, would have a material adverse effect on the ability of the Contran Companies to repay the Advances and perform their other obligations to the Bank Group under the Loan Documents;

     8. No Breach or Default. No Contran Company is now, or by reason of the execution of the Loan Documents or performance of the Obligations will be, in breach of or in default under any "employee pension benefit plans" or "employee benefit plans" (as those terms are defined by
          Section 3 of the Employee Retirement Income Security Act of 1974, as amended) to which such organization is a party or sponsor in any material respect or any other material agreement, instrument, undertaking, or other contract to which such organization is a party or by which its property is bound if such breach or default would have a material adverse effect on the ability of the Contran Companies to repay the Advances and perform their Obligations to the Bank Group under the Loan Documents;
--------
/1/ The financial statements for NCL may omit footnote disclosures that would normally be required under GAAP.

     9. Tax Returns; Taxes. Each Contran Company has filed all material tax returns that it is required by any statute, regulation, or order to file and has paid when due all material taxes imposed on it or its property;

     10. Compliance with Law. Each Contran Company is in compliance in all material respects with all statutory laws, regulations, and orders that are applicable to such organizations and their property specifically including, but not limited to, environmental laws;

     11. Hazardous Material. To the best knowledge of Contran, there is no hazardous material being released, and no hazardous material has been released, from or at any real property owned or operated by any Contran Company in quantities which would trigger such organization's obligation under applicable environmental laws to report the existence of such waste or to remove and dispose of such waste or to remediate the effects of a prior discharge thereof except as disclosed to the Bank in writing before the date of the Loan Documents;

     12. Solvency. No Contran Company is insolvent or the subject of any insolvency proceedings and each Contran Company has capital which is reasonably adequate to conduct its business in the manner in which it intends to conduct such business;

     13. Investment Company Act. No Contran Company is an "investment company" as that term is defined by Section 3(a) of the Investment Company Act of 1940;

     14. No Material Adverse Change. There has been no material adverse change in the business operations, financial position, or cash flows of the Contran Companies since the date of the latest annual financial statement provided to the Bank Group before the date of this Agreement;

     15. Ownership of Pledged Securities. Each Contran Company owns the item or items of Pledged Securities that such organization purports to own and such property is free and clear of all liens, security interests, and claims except to the extent that a security interest is granted to the Bank Group in the Loan Documents; and

     16. Year 2000. The Contran Companies have reviewed and assessed their business operations and computer systems and applications to address the "year 2000 problem" (that is, that computer applications and equipment used by the Contran Companies, directly or indirectly through third parties, may be unable to properly perform date-sensitive functions before, during, and after January 1, 2000) and reasonably believe that the year 2000 problem will not result in a material adverse change in the Contran Companies' business condition (financial or otherwise), operations, properties, or prospects, or the Contran Companies' ability to repay the Advances and perform their Obligations to the Bank Group under the Loan Documents.

B. Reaffirmation. The Contran Companies will be deemed to reaffirm the accuracy and completeness of the foregoing representations and warranties each time that an Advance is requested.

V.       COVENANTS.

A. Affirmative Covenants. The Contran Companies promise and agree that until the Advances are repaid and all other Obligations are discharged by performance, each Contran Company will, unless the Agent otherwise consents in writing:

     1.   Preserving   Existence.   Preserve   its  legal  status  and  material
          franchises   and  pay  all  material  taxes  and  fees  in  connection
          therewith;

     2. Compliance with Laws and Orders. Comply in all material respects with all statutory laws, regulations, and orders applicable to it or its property specifically including, but not limited to, environmental laws, if noncompliance would or is likely to have a material adverse effect on the financial condition or business prospects of such organization or its ability to perform the Obligations;

     3. Insurance. Obtain and maintain with responsible carriers or through self-insurance such workers' compensation, fire with extended coverage endorsement, public liability and property damage and such other insurance in such coverage amounts, deductibles and terms as may be consistent with industry practices and will provide evidence of such insurance and payment of premiums to the Agent as and when required by the Agent;

     4. Payment and Performance of Debts, Liabilities and Obligations. Pay and perform when due all material debts and obligations owed to all third persons, specifically including, but not limited to, its obligations under any "employee pension benefit plans" or "employee benefit plans" (as those terms are defined by Section 3 of the Employee Retirement Income Security Act of 1974, as amended) to which such person is a party or sponsor in any material respect or any other material agreement, instrument, undertaking, or other contract to which such person is a party or by which its property is bound;

     5.   Books and  Records.  Keep  accurate  and  complete  books and  records relating to the Pledged Securities and its other assets and liabilities, management and employees, production, marketing, operations, performance and earnings;

     6. Tax Returns. File all tax returns required by statute, regulations, and orders to be filed and pay all material taxes when due;

     7. Financial Statements. Deliver to each member of the Bank Group (a) unaudited interim consolidated financial statements of Contran within 75 days following the end of each of the first three quarterly reporting periods of each fiscal year, (b) audited annual consolidated financial statements of Contran within 120 days following the end of each fiscal year, accompanied by a copy of an unqualified audit opinion issued by certified public accountants reasonably satisfactory to the Bank Group and, if issued, copies of such auditor's "management letter," and (c) unaudited consolidating financial statements of NCL within 75 days following the end of each of the first three quarterly reporting periods and within 120 days of the end of each fiscal year, which unaudited consolidating financial statements may omit all footnote disclosures normally required in financial statements prepared in accordance with GAAP;

     8. Auditor Certificates. Deliver to each member of the Bank Group with the audited annual consolidated financial statements of Contran the certificate of the auditors addressed to the Agent and certifying, based only on review of the annual audited financial statements and the Loan Documents, that the auditors are not aware of any Event of Default or Prospective Default or, if such auditors are aware of such event, specifying such events with reasonable particularity; provided, however, that in connection therewith the auditors shall be under no obligation to go beyond the bounds of generally accepted auditing standards for the purpose of certifying such compliance or non-compliance;

     9.   Additional Information; Compliance Certificates. Provide to the Agent:

          a)   A Notice of Borrowing when and as Contran requests Advances;

          b) Such additional information as and when reasonably requested by the Bank Group or the Agent as to the Pledged Securities and the business operations and financial condition of any one or more of the Contran Companies;

          c) Notice of any material adverse change in the business operation or financial condition of any Contran Company; and

          d) Within 10 Banking Days after any Contran Company receives written notice thereof, a report of each pending and overtly threatened claim, litigation, and governmental proceeding which, if adversely determined, probably would involve an aggregate liability of $5,000,000 or more;

          e) Quarterly and annual compliance certificates, to accompany the quarterly and annual financial statements, signed by a duly authorized representative of the Contran Companies which either
               (A) certifies that there is no Event of Default or Prospective Default as of the date of the certificate to the knowledge of the representative or (B) specifies with reasonable particularity such events then existing and known to the representative and outlines its plan for cure thereof;

          f) Copies of any filings or reports that any Contran Company files or makes with any federal or state government department, commission, or agency regulating investment securities as and when such filings or reports are filed or made to such government department, commission, or agency; and

          g) If Contran becomes aware of any Event of Default or Prospective Default between quarterly and annual reporting dates, written notice of such Event of Default or Prospective Default within 10 days after Contran's senior management learns of such Event of Default or Prospective Default.

     10. Inspection Rights. The Agent will have the right to discuss financial statements and other books and records with accounting employees and outside accountants of each Contran Company and the Contran Companies will ensure that the Agent may exercise and enjoy such rights subject to the obligation of the Agent to give reasonable advance notice to the Contran Companies under the circumstances. The Contran Companies will reimburse the Agent for all reasonable costs and expenses incurred by the Agent in connection with the foregoing. All employees and outside accountants are hereby authorized to discuss such matters with the Agent, to provide such additional books and records and information as may be reasonably requested by the Agent in connection therewith, and to bill the Contran Companies for such services. The Agent also will give prior notice to the Contran Companies of the intention to discuss such matters with the outside accountants so as to provide the opportunity to the management of the Contran Companies to be present at such discussions.

     11. Contest Rights. Notwithstanding the foregoing covenants, each Contran Company will have the right to contest its obligations under statutory laws, regulations, orders, and contracts (other than the Obligations) and for payment of taxes as long as (a) such contest is started and continued in good faith and by appropriate means, (b) adequate reserves are maintained by the Contran Company engaging in such contest for performance of the obligation in the event of an outcome of such contest that is adverse to the Contran Company involved and
          (c) the Bank Group is notified of any such contest where an adverse outcome probably would involve a payment of $5,000,000 or more.

B. Negative Covenants. Each Contran Company promises and agrees that until the Advances are repaid and all other Obligations have been discharged by performance, it will not, unless the Bank Group otherwise consents in writing:

     1. Additional Debt. Directly or indirectly (by borrowing, deferred purchase, guarantee, or otherwise) incur more than $25,000,000 as a group in funded debt in excess of that immediately available or outstanding to the Contran Companies on the date of this Agreement except for loans occurring in the ordinary course of business from the Contran Companies to each Contran Company and/or Valhi and/or other affiliates of Contran;

     2. Asset Transfers. Transfer any material or essential part of or interest in their property to any third party except for sales of inventory and surplus or obsolete equipment, the collection of accounts, and sales and exchanges of other assets in the ordinary course of business;

     3. Transactions with Affiliates. Engage in any material business transaction with any affiliate or other third party on terms less favorable to the Contran Company than those which could be obtained at the time thereof in arm's-length dealings with a nonaffiliated person;

     4. Business Combinations. Engage in any merger, acquisition, or exchange of equity securities unless the Contran Company is the surviving corporation and the Contran Companies continue to be in compliance with all of the terms and conditions of the Loan Documents; or

     5. Use of Proceeds. Use the proceeds of any loan for any purpose not permitted by the Loan Documents.

VI.      DEFAULT.

TIME IS OF THE ESSENCE.  Contran will be in default under the Loan Documents if:

A. Payment Failure. The Contran Companies fail to make any payment of principal when due or fail to make any payment of interest, fees or costs within three Banking Days following the due date;

B. LTV Compliance. The Contran Companies fail to prepay principal or pledge additional Pledged Securities within three Banking Days following receipt of written notice from the Agent that the LTV exceeds 40% if and when required by the Agent under the terms of this Agreement.

C. Misrepresentation. Any Contran Company knowingly misrepresents any material fact to the Bank Group or the Agent or fails to disclose to the Bank Group or the Agent a material fact which is necessary to make the facts which have been disclosed not misleading in the circumstances under which they are made;

D. Affirmative Covenants. The Contran Companies fail to comply with the affirmative covenants contained in any of the Loan Documents within 30 days following the date such compliance is demanded by the Bank Group or, if such compliance cannot be completed within that 30-day period, fails to substantially commence compliance within that 30-day period and then to complete such compliance as soon as possible thereafter but in no event later than 60 days after such compliance is demanded;

E. Negative Covenants. Any Contran Company breaches any negative covenant contained in the Loan Documents;

F. Debt Default. Any Contran Company breaches or is in default under any agreement, instrument, or similar contractual undertaking for the repayment of funded debt in excess of $5,000,000 or does not pay any trade account payables which is material or essential to its business, other than those where the amount or validity is being contested in good faith and by appropriate means, in the ordinary course of business;

G. Guaranty. Any Contran Company repudiates, breaches, or is in default under the Guaranty or the Security Documents;

H. Insolvency. Any Contran Company becomes insolvent, the subject of any voluntary insolvency proceeding or, having become the subject of an involuntary insolvency proceeding, fails to have the involuntary proceeding dismissed within 90 days of commencement;

I. Judgments. Any Contran Company becomes a judgment debtor for more than $5,000,000 if such liability is not either covered by insurance or vacated, discharged, stayed, or bonded in connection with an appeal within 30 days of entry of the judgment; or

J. Change in Control. Any person or group of persons, other than the current holders, hereafter directly or indirectly acquires control of any Contran Company and such change in control continues for 60 days.

VII.     REMEDIES.

A.   Suspending  Commitment.  The  members of the Bank Group may  suspend  their
     obligations   to  make  Advances  to  Contran  upon  the  occurrence  of  a
     Prospective Default or when the LTV is more than 40%.

B. Canceling Commitments. The members of the Bank Group may cancel their obligations to makes Advances to Contran and accelerate the due date of the Notes (make payment of all principal, interest, fees and costs immediately due and payable) without further notice or demand upon the occurrence of an Event of Default and Contran's failure to cure such Event of Default within applicable notice and grace periods.

C. Collecting Payments; Order of Exercise of Remedies. The Bank Group may collect the overdue payments or the accelerated balance of the Notes at such times and in such order as the Bank Group selects. All rights and remedies provided by law, equity and contract are cumulative.

D. Consent to Jurisdiction. Each Contran Company consents to the jurisdiction and venue of the circuit court of the state of Oregon for Multnomah County (Portland) and of any federal court located in the state of Oregon for any proceeding arising out of the Loan Documents, including offsets, defenses, and counterclaims arising in contract or tort.

E. Offset. Without limiting the generality of the foregoing, each Contran Company expressly grants to each member of the Bank Group the right to offset the obligations of the Bank Group to the Contran Companies against the Obligations without notice or demand upon the occurrence and continuance of an Event of Default.

F. Jury Trial Waiver. On advice of counsel and in lieu of an arbitration clause normally required by the agent, each Contran Company waives trial by jury in any controversy (claim, offset, defense, counterclaim, or third-party claim whether asserted in tort or contract) arising out of or in any way related to construction, performance, and/or enforcement of the Loan Documents.

G. Costs. The prevailing party in the trial or appeal of any civil action or other proceeding relating to the Loan Documents (including claims and adversary proceedings in the Bankruptcy Court) will be entitled to the award of a reasonable attorney fee in addition to costs and disbursements. If the Bank Group uses an attorney to enforce performance of the Obligations, the Contran Companies will reimburse the Bank Group for such costs reasonably incurred on demand whether or not a civil action or other proceeding is commenced.

VIII.    INDEMNITY.

A. Indemnity. The Contran Companies promise and agree to indemnify, defend and hold harmless each member of the Bank Group from and against all claims and causes of action (and any direct and reasonable loss, damage, liability, cost, and expense, including penalties, damages, liens and reasonable attorney fees and other defense costs resulting therefrom) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of such member in connection with any investigation, litigation, or other proceeding, that arises from or relates to the Loan Documents or the failure of any of the Contran Companies to perform the Obligations, but the Contran Companies will not be responsible for any portion of such indemnified claims or causes of action that arise from or relate to the negligence or willful misconduct of any member of the Bank Group, any controversies or claims among the members of the Bank Group, or the failure of a member of the Bank Group to comply with any statute, regulation, or order applicable to such indemnified party.

B. Durable Nature. This indemnity will survive the satisfaction or discharge of the Advances by payment, bankruptcy discharge, or otherwise.

IX.      AGENCY PROVISIONS.

A. Authorization and Action. Each member of the Bank Group hereby irrevocably appoints the Agent as its agent for administration of the Advances and Obligations and authorizes the Agent to take such action and exercise such powers under this Agreement as are granted to the Bank Group, subject to the voting/approval provisions of this Article, by the terms of this
     Agreement together with such additional actions and powers as are reasonably incidental thereto. The obligations of the Agent are mechanical and administrative in nature. Accordingly, the Agent is not by reason of its role under this Agreement a trustee or fiduciary for any member of the Bank Group. The Agent will have no obligations except those expressly stated in this Agreement. As to any matters not expressly provided for in this Agreement (including, but not limited to, enforcement or collection of the Notes), the Agent will not be required to exercise any discretion or take any action, but will be required to act or to refrain from acting upon the instructions of the Bank Group Majority, and such instructions will be binding on all members of the Bank Group; provided, however, that the Agent will not be required to take any action which exposes the Agent to personal liability or that is contrary to this Agreement or applicable laws, regulations, or orders.

B. Liability of the Agent. The Agent (including its shareholders, directors, officers, agents, and employees) will not be liable for any action taken or inaction by it under or in connection with this Agreement in the absence of its own gross negligence or willful misconduct. Without thereby limiting the foregoing sentence, the Agent:

     1. May treat the payee of a Note as the holder thereof until the Agent receives written notice of a transfer thereof signed by such payee in a form reasonably satisfactory to the Agent;

     2. May consult with legal counsel, independent public accountants, and other experts selected by it and will not be liable for any action taken or inaction by it in good faith in accordance with the advice of such counsel, accountants, or experts;

     3. Makes no warranty or representation to any Bank and will not be liable or responsible for the statements, warranties, or representations made by the Contran Companies or any other person in connection with this Agreement,

     4. Will not have any obligation to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Contran Companies or any other person or to inspect any Pledged Securities, books and records, or other property of the Contran Companies or any other person;

     5. Will not be responsible to any member of the Bank Group for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement, the Notes, or any other certificate, instrument, or document furnished pursuant to this Agreement, and

     6. Will have no liability under this Agreement or otherwise by acting upon any notice, consent, certificate, or other instrument, document, or other writing (whether personally delivered or sent by mail, messenger, telegram, telex, or facsimile) believed by the Agent to be genuine and signed by the proper person.

C. Rights of Agent as a Member of the Bank Group. With respect to its individual commitment, the Advances made by it, and the Note and Guaranty issued to it, the Agent will have the same rights, powers, and obligations under this Agreement as any other member of the Bank Group and may exercise and perform the same as though it were not also the Agent. The Agent and its affiliates may accept deposits from, lend money to, act as trustee for, and generally engage in any business with or own securities of the Contran Companies as if the Agent were not the Agent for the Bank Group and without any obligation to account therefor to the Bank Group.

D. Independent Credit Decision. Each member of the Bank Group acknowledges that it has made its own credit analysis and decision before making its commitment on the basis of such documents and information that it deemed appropriate and without reliance on any information, analysis, or recommendation made by the Agent. Each member of the Bank Group also acknowledges that it will continue to make such independent credit analyses and decisions in taking or not taking action under this Agreement. Except for the notices, reports, and other documents and information that the Agent is specifically required to furnish to the members of the Bank Group under this Agreement, the Agent will have no obligation to provide to the members of the Bank Group any additional information concerning the financial condition, business operations, or property of the Contran Companies that may come into the possession of the Agent or its affiliates.

E. Indemnification. Each member of the Bank Group agrees to indemnify and hold harmless the Agent from and against such member's Percentage Interest of all claims and causes of action (and any resulting loss, damage, liability, cost, and expense, including penalties, damages, liens and reasonable attorney fees and other defense costs) of any kind or nature whatsoever that (i) may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising from this Agreement, (ii) are not reimbursed to the Agent by the Contran Companies, and (iii) are not the result of the Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each member of the Bank Group agrees to reimburse the Agent for its Percentage Interest of any reasonable out-of-pocket expenses, including reasonable attorney fees, incurred by the Agent in connection with the preparation, administration, enforcement, or legal advice with respect to rights or duties under, the Loan Documents to the extent that such expenses are not reimbursed by the Contran Companies.

F. Successor Agent. The Agent may resign at any time by giving at least 60 days' prior written notice to the Bank Group and to the Contran Companies. Upon resignation, the Bank Group Majority will appoint a successor Agent. If no successor Agent has been appointed and accepted its appointment within 30 days of receipt of the notice of resignation of the Agent, then the Agent may appoint its successor which shall be a national bank having combined capital and surplus of at least $100 million. Upon acceptance by the successor of its appointment, such successor will succeed to and become vested with all of the rights, powers, privileges, and duties of the Agent and the retiring or removed Agent will be discharged from its obligations as the Agent under this Agreement.

G. Sharing of Payments and Recoveries. If any member of the Bank Group obtains any payment (whether voluntary, involuntary, by way of offset, or otherwise) on account of the Note held by it and such payment is in excess of its Percentage Interest, such member will purchase from the other members of the Bank Group such participation in the Notes held by them as is necessary to cause such purchasing member of the Bank Group to share the excess payment ratably with the other members of the Bank Group. If such member is thereafter required to return all or any part of the excess payment, then the purchase of participation by such member of the Bank Group will be rescinded to the same extent and the purchase price of such participation (or so much thereof as is recovered) will be refunded.

H. Modifications, Consents, and Waivers. Except as allowed or limited by the remainder of this section, the Bank Group Majority may in specific instances modify the terms and conditions of this Agreement, grant consents requested by the Contran Companies, waive compliance by the Contran
     Companies with the terms and conditions of this Agreement but any such modifications, consent, or waiver must be in writing to be effective.

     Notwithstanding any other term or conditions of the Loan Documents, no modification, consent, or waiver may, unless such modification, consent, waiver, release, or termination is in writing and is signed by all members of the Bank Group:

     1. Waive any of the conditions precedent specified in Article III of this Agreement;

     2. Increase or decrease the individual commitment of any member of the Bank Group, or otherwise subject any member of the Bank Group to any additional obligations without such bank's consent

     3. Reduce the amount payable on any Note (including principal, interest, or fees);

     4.   Extend the Expiry Date;

     5.   Change the definition of "Bank Group Majority" or modify this section;
          or

     6. Authorize the release or termination of any Guaranty or the security interest of the Bank Group in any material or essential part of or interest in the Pledged Securities.

          Notwithstanding the foregoing, the Bank Group Majority will have the right to authorize the Agent to release parts of and/or interests in Pledged Securities from time to time to accommodate ordinary course of business transactions by the Contran Companies and the Agent may release additional pledged securities as provided in II.B.10 of this Agreement as long as the LTV is maintained at or below 40%.

X.       MISCELLANEOUS.

A. Binding Successors. The Loan Documents will bind the successors and assigns of the Contran Companies and will bind and inure to the benefit of the successors and assigns of each member of the Bank Group and the Agent.

B. Participants and Assignees. Each member of the Bank Group will be entitled to sell no more than 75% participation in its percentage interest in the Loan Documents (including the Advances made thereunder) and will be entitled to propose to the Contran Companies partial assignment of its rights and delegation of its duties to no more than two financial institutions. While the Contran Companies will have the right prior to an Event of Default or Prospective Default to consent to any such assignment and delegation, each Contran Company covenants that its consent will not be unreasonably withheld. Any such sale or assignment shall be subject to the condition that the Bank Group member pay Agent an administrative fee in the amount of $2,000 per participant or assignee.

     Upon the sale of a participation or a partial assignment, the participant or assignee shall be entitled to receive directly from the Contran Companies copies of all reports, certificates and other information, including the financial statements, as and when such information is provided to the member of the Bank Group participating or assigning such interest.

C. Non-Waiver. No term or condition of the Loan Documents shall be deemed waived nor shall the grounds for the claim of estoppel be established by a course of performance, oral understanding or other circumstances. Terms and conditions may be waived or amended only in writing executed by the Bank Group or, in appropriate circumstances, the Bank Group Majority.

D. Communications. Whenever any communication is required by the terms of the Loan Documents or by law, it will be deemed delivered when delivered personally or by facsimile machine or on the third Banking Day after it is mailed in a postage prepaid envelope addressed to the intended recipient at the address specified below or such other address as a party may hereafter specify by written notice to the other parties.

E. Costs. The Contran Companies will pay on demand all reasonable direct costs and expenses, including reasonable attorney fees, incurred by the Agent in drafting, negotiating, modifying and reviewing the Loan Documents.

F. Counterparts. The Loan Documents may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together shall constitute one and the same contract.

G. Statutory Statement. Under Oregon Law, most agreements, promises and commitments made by a financial institution after October 3, 1989, concerning Advances and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the financial institution to be enforceable.

U.S. BANK NATIONAL ASSOCIATION                  CONTRAN CORPORATION
  for itself and as the Agent for
  the Bank Group

By:  /s/ Janice T. Thede                        By:  /s/ Bobby D. O'Brien
     -------------------------------                 --------------------------
     Janice T. Thede                                 Bobby D. O'Brien
     Vice President                                  Vice President


                                                 NATIONAL CITY LINES, INC.


                                                 By: /s/ Bobby D. O'Brien
                                                     --------------------------
                                                     Bobby D. O'Brien
                                                     Vice President

U.S. BANK NATIONAL ASSOCIATION              Commitment Amount       $25,000,000


By:  /s/ Janice T. Thede
     ------------------------------------
     Janice T. Thede
     Vice President